EMPLOYMENT AGREEMENT


     This Employment Agreement ("Agreement") is executed this 9th day of April, 1997 by and between FIDELITY MORTGAGE FUNDING, INC., a Delaware corporation (the "Company"), DANIEL G. COHEN (the "Executive") and RESOURCE AMERICA, INC., a Delaware corporation ("RAI").

     WHEREAS, the Company is a subsidiary of RAI; and

     WHEREAS, Executive has been offered employment by the Company as President and Chief Executive Officer (the "Office"); and

     WHEREAS, Executive wishes to be employed in the Office by the Company; and

     WHEREAS, the Company and RAI desire to assure the availability of Executive's services in the Office; and

     NOW, THEREFORE, in consideration of the mutual promises set forth herein, the adequacy of which is hereby acknowledged, Company, Executive and RAI, intending to be legally bound, agree as follows:

     1.  Employment.

     The Company hereby employs Executive in the Office and Executive hereby accepts such employment, positions and responsibilities, and agrees to serve the Company in such capacities upon the terms and conditions set forth herein.

     2.  Services.

     Executive shall serve the Company diligently, competently, and to the best of his abilities during the period of employment. Executive's services shall be performed within a reasonable commuting distance of Philadelphia except for reasonable travel.

     Executive's duties shall include the development and strategic oversight of the Company's business, and such other matters as may be designated from time to time by the Company's Board of Directors and which are appropriate to the Office.

     In carrying out his duties Executive shall report to and accept direction from the Board of Directors of the Company; provided, however, Executive shall not be required to devote all of his time to the Office, but only so much as may be reasonably necessary to carry out the duties of such Office.

     3.  Term.

     Executive's employment hereunder shall continue in full force and effect for a period of three (3) years, unless sooner terminated in accordance with the provisions hereof. Such term shall automatically extend so that on any day that this Agreement is in effect, it shall have a then current term of three
(3) years (the "Contract Period"). Such automatic extensions shall cease upon Company's written notice to Executive of its election to terminate this Agreement at the end of the three (3) year period then in effect.

     4.  Compensation.

     (a) Base Salary.   During the period of employment, the Company shall pay
to Executive a Base Salary of One Hundred Fifty Thousand Dollars ($150,000) per annum, payable monthly. It is understood that Company will review annually and may, in the discretion of the Board of Directors, increase or decrease (but not below $150,000) the Base Salary, as adjusted, in light of the Executive's performance and other factors. It is understood that Executive may perform other services for entities owned directly or indirectly by RAI and the Base Salary shall not be intended to compensate for such services; rather Executive will be directly compensated therefor.

     (b) Incentive Compensation Plan. During the period of employment the Executive shall receive bonus payments equal to 2.75% of the annual after tax earnings of the Company, but not more than 2.0% of the pre-tax earnings of the Company. After Tax Earnings shall mean the before tax earnings of the Company determined by the Company's independent auditors in accordance with generally acceptable accounting principles consistently applied adjusted for the taxes that would be payable if the Company were a corporation that filed a separate tax return. Payment of such bonus shall be made within fifteen (15) days of the receipt by the Company of its audited financial statement for the preceding fiscal year, but in no event later than 105 days after the end of the preceding fiscal year.

     	(c) Payments in Lieu of Dividends. In the case of any dividend paid by the Company at a time during which Executive has unvested or unexercised stock options to acquire Company stock, Executive shall receive, contemporaneous with the payment of such dividend, an amount hereunder equal to that amount to which he would have been entitled had he previously exercised his stock options.

     5.  Benefits.

     During the period of employment, Executive shall be entitled to receive the following additional benefits:

     (a) Participation in Benefit Plans. Executive will participate on a substantially equal basis as all other employees of Company in all employee benefit plans and arrangements now in effect or which may hereafter be established which are generally applicable to other employees of the Company or any of its subsidiaries.

     (b) Car Allowance. The Company agrees to pay Executive a car allowance not to exceed Five Hundred Dollars ($500) per month.

     6.  Termination.

     Anything herein contained to the contrary notwithstanding, Executive's employment hereunder shall terminate as a result of any of the following events:

     (a) Executive's death;

     (b) Termination by the Company, for Cause (as hereinafter defined). "Cause" shall encompass the following: (i) A court of competent jurisdiction determines that Executive has committed a material fraud against the Company or RAI; or (ii) Executive has been convicted of a felony involving any material conflict of interest or self-dealing related to the Company and/or RAI;

     (c) The Executive becomes disabled by reason of any physical or mental disability whatsoever for more than one hundred eighty (180) days in the aggregate during any 365-day period and the Board of Directors determines, in good faith and in writing, that the Executive, by reason of such physical or mental disability, is rendered unable to perform his duties and services hereunder (a "Disability"); or

     (d) Termination by Executive for "Good Reason" upon forty-five (45) days' prior written notice to the Company. "Good Reason" shall mean: (i) without the written consent of Executive, a substantial change in the services or duties (including relocation in contravention of Paragraph 2 of this Agreement) required of the Executive hereunder or the imposition of any services or duties substantially inconsistent with, or in diminution of Executive's position, services or duties, or status with the Company; (ii) failure to continue Executive's coverage under any benefit plan as required under paragraph 5(a) except pursuant to a change to a benefit plan that applies to senior executives of the Company generally or is required by law or regulation; (iii) any breach by the Company of any provision of this Agreement; (iv) Company should provide Executive with the written notice of its election to terminate the automatic extension of this Agreement as set forth in paragraph 3 hereof; or (v) a Change in Control or Potential Change in Control (as such terms are hereinafter defined); provided, however, that Termination by Executive for Good Reason shall be effective in the case of clause (i)-(iii) only if such failure has not been cured to Executive's satisfaction within thirty (30) days after notice of
such failure has been given to the Company.   If notice has been given under
the previous sentence for a failure of the Company, Executive may terminate this Agreement for Good Reason without further notice in the case of a similar failure.

     For the purposes of this Paragraph 6(d), "Change in Control" means the occurrence of any of the following events:

     i) any person, corporation, partnership or unincorporated association (each a "Person") or Persons acting together, excluding RAI or employee benefit plans of the Company or RAI, are or become the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions thereto), directly or indirectly, of securities of the Company or RAI representing twenty-five percent (25%) or more of the combined voting power of the Company's or RAI then outstanding securities;

     ii) the Company's or RAI's shareholders approve (or, in the event no approval of the Company's or RAI's shareholders is required, the Company or RAI consummates) a merger, consolidation, share exchange, division or other reorganization or transaction of the Company (a "Fundamental Transaction") with any other corporation, other than a Fundamental Transaction which would result in the voting securities of the Company or RAI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty percent (60%) of the combined voting power immediately after such Fundamental Transaction of (a) the Company's or RAI's outstanding securities, (b) the surviving entity's outstanding securities, or (c) in the case of a division, the outstanding securities of each entity resulting from the division;

     iii) the shareholders of the Company or RAI approve a plan of complete liquidation or winding-up of the Company or RAI or an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the Company's or RAI's assets; or

     iv) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted RAI's Board (including for this purpose any new director whose election or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

     For the purposes of this Paragraph 6(d), "Potential Change in Control" means the occurrence of any of the following events:

     i) the Board of the Company or RAI approves a transaction described in clause (ii) of the definition of Change in Control; or

     ii) the commencement of a proxy or other contest or effort in which any Person seeks to obtain effective control of the Company or RAI.

     7. Consideration Payable to Executive Upon Termination or in the Event of Disability.

     (a) During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), the Executive shall continue to receive his full salary at the rate then in effect for such period until his employment is terminated pursuant to subparagraph 6(c) hereof (together with his bonus, so long as any such disability is for less than sixty (60) days in the aggregate in any bonus year), provided that payments so made to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such payment under disability benefits of Company and which were not previously applied to reduce any such payment.

     (b) If Executive's employment shall terminate pursuant to subparagraph 6(a),(b) or (c), Executive shall receive his full Base Salary, together with all benefits required pursuant to paragraph 5, through the date of termination, but shall not be entitled to receive any additional payments, benefits or compensation otherwise due subsequent to the date of termination.

     (c) If Executive's employment by the Company under this Agreement shall be terminated for "Good Reason" as specified under subparagraph 6(d), Company shall pay to Executive a lump sum severance payment, in cash, without discount, equal to the sum of the total amount payable to Executive under this Agreement until expiration of the term then in effect, assuming that Executive's total compensation for each year would be equal to the Average Compensation. For the purposes of this paragraph 7(c) "Average Compensation" shall mean the average of the three highest annual total compensation received by Executive during any of the then current calendar year (on an annualized basis) and the then preceding five (5) calendar years during which Executive was employed by the Company for the entire calendar year. If employee has been employed for fewer than three years, Average Compensation shall be employee's highest compensation for any 12 months during such period. Executive shall not be required to mitigate the amount of any payment provided for in this subparagraph 7(c) by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for therein be reduced by any compensation of any retirement benefit heretofore or hereafter earned by Executive as the result of employment by any other person, firm or corporation.

     8.  Confidential Information.

     All confidential information or trade secrets which Executive currently has or may obtain during the period of employment relating to the business of the Company and its affiliates shall not be published, disclosed, or made accessible by him to any other person, firm, or corporation except in the business and for the benefits of the Company, RAI and its affiliates. The provisions of this paragraph 8 shall survive the termination of this Agreement, but shall not apply to any information which is or becomes publicly available otherwise than by any breach of this paragraph 8.

     9.  Covenant Not to Compete.

     Executive shall not, during the period of employment, for whatever reason, for himself, or on behalf of any other person, firm, partnership, corporation, or other entity, without the prior written consent of RAI: (i) engage in the residential sub-prime mortgage lending business; or (ii) solicit or hire, or attempt to solicit or hire, any employee of the Company or its affiliates away from the Company or its affiliates or away from the Company's employ. For purposes of clause (i) of this paragraph, "to engage" shall include Executive's acting as an owner (of more than 10%), employee, shareholder, consultant, director or officer, directly or indirectly, of an entity so engaged.

     10. Remedies in Case of Breach of Certain Covenants or Termination.

     The Company and Executive agree that the damages that may result to the Company from misappropriation of confidential information or competition as prohibited by paragraphs 8 and 9 could be estimated only by conjecture and not by any accurate standard, and, therefore, any breach by Executive of the provisions of such paragraphs, in addition to giving rise to monetary damages, will be enjoined.

     11. Representations and Warranties.

     (a) Executive represents and warrants to the Company that he is under no contractual or other restriction or obligation which would prevent the performance of his duties hereunder, or which interfere with the rights of the Company hereunder. Executive represents and agrees that he has no agreements or arrangements with the Company or any of its affiliates providing for the compensation of Executive in any respect other than as set forth in this Agreement.

     (b) The Company represents and warrants to Executive that it has all requisite power and authority to execute, deliver, and perform this Agreement and all necessary corporate proceedings of the Company have been duly taken to authorize the execution, delivery, and performance of this Agreement by the Company.

     12. Indemnification.

     (a) If Executive is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (herein a "Proceeding"), by reason of the fact that he is or was an employee (which term includes officer, director, agent and any other capacity) of the Company or is or was serving at the request of the Company as an employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as an employee or agent or in any other capacity while serving as an employee or agent, Executive shall be indemnified and held harmless by RAI and the Company to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits RAI and the Company to provide broader indemnification rights than said law permitted RAI and the Company to provide prior to such amendment), against all expense, liability and loss (including, but not limited to, attorneys' fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) incurred or suffered by Executive in connection therewith and such indemnification shall continue as to Executive after he has ceased to be a director, officer, employee or agent and shall inure to the benefit of Executive's heir, executors, and administrators; provided, however, that RAI and the Company shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by Executive (other than a proceeding to enforce this Section 12) only if such Proceeding (or part thereof) was authorized directly or indirectly by the Board of RAI and the Company. The right to indemnification conferred in this paragraph shall be a contract right and shall include the right to be promptly upon request, paid by RAI and the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the General Corporation Law of the State of Delaware requires the payment of such expenses incurred by an employee in his capacity as an employee (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, payment shall be made only upon delivery to RAI and the Company of an undertaking, by or on behalf of Executive, to repay all amounts so advanced if it shall ultimately be determined that such employee is not entitled to be indemnified under this paragraph or otherwise.

     (b) The indemnification provided by this Paragraph 12 shall not be limited or exclude any rights, indemnities or limitations of liability to which Executive may be entitled, whether as a matter of law, under the Certificate of Incorporation, By-laws of RAI and the Company, by agreement, vote of the stockholders or disinterested directors of RAI and the Company or otherwise.

     (c) Executive (an "Indemnitee"), in seeking indemnification under this Agreement, shall give RAI or the Company (the "Indemnitor") prompt written notice of any claim, suit or demand that the Indemnitee believes will give rise to indemnification under this Agreement; provided, however, that the failure to give such notice shall not affect the liability of the Indemnitor under this Agreement unless the failure to give such notice materially and adversely affects the ability of the Indemnitor to defend itself against or to cure or mitigate the damages. Except as hereinafter provided, the Indemnitor shall have the right (without prejudice to the right of the Indemnitee to participate at its expense through counsel of its own choosing) to defend and to direct the defense against any such claim, suit or demand, at the Indemnitor's expense and with counsel chosen jointly by Indemnitor and Indemnitee, and the right to settle or compromise any such claim, suit or demand; provided, however, that the Indemnitor shall not, without the Indemnitee's written consent, which shall not be unreasonably withheld, settle or compromise any claim or consent to any entry of judgment. The Indemnitee shall, at the Indemnitor's expense, cooperate in the defense of any such claim, suit or demand. If the Indemnitor, within a reasonable time after notice of a claim fails to defend the Indemnitee, the Indemnitee shall be entitled to undertake the defense, compromise or settlement of such claim at the expense of and for the account and risk of the Indemnitor.

     (d) Executive will be covered during the entire term of this Agreement by Officer and Director liability insurance in amounts and on terms similar to that afforded to other executives of RAI or its affiliates, which such insurance shall be paid by RAI or Company.

     13. Gross-Up Payment.

     (a) In the event that (i) Cohen becomes entitled to any benefits or payments in connection with the termination of Cohen's employment, whether pursuant to the terms of this Agreement or otherwise, including without limitation the Severance Benefits (collectively, the "Total Benefits"), and
(ii) any of the Total Benefits will be subject to the Excise Tax, RAI shall pay to Cohen an additional amount (the "Gross-Up Payment") such that the net amount retained by Cohen, after deduction of any Excise Tax on the Total Benefits and any federal, state and local income taxes, Excise Tax, and FICA and Medicare withholding taxes upon the payment provided for by this Section 13(a), shall be equal to the Total Benefits. For purposes of determining whether any of the Total Benefits will be subject to the Excise Tax and the amount of such Excise Tax, the amount of the Total Benefits that shall be treated as subject to the Excise Tax shall be equal to the amount of the Total Benefits reduced by the amount of such Total Benefits that, in the opinion of tax counsel selected by Cohen, at RAI's expense and reasonably acceptable to RAI ("Tax Counsel"), are not excess parachute payments (within the meaning of Section 28OG(b)(1) of the Code).

     (b) For purposes of this Section 13, Cohen shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Excise Tax is (or would be) payable and state and local income taxes at the highest marginal rate of taxation in the state and locality of Cohen's residence on the Date of Termination, net of the reduction in federal income taxes which could be obtained from deduction of such state and local taxes (calculated by assuming that any reduction under Section 68 of the Code in the amount of itemized deductions allowable to Cohen applies first to reduce the amount of such state and local income taxes that would otherwise be deductible by Cohen). Except as otherwise provided herein, all determinations required to be made under this Section 13 shall be made by Tax Counsel.

     (c) In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Cohen's employment, Cohen shall repay to RAI, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax, federal, state and local income taxes and FICA and Medicare withholding taxes imposed on the Gross-Up Payment being repaid by Cohen to the extent that such repayment results in a reduction in Excise Tax, FICA and Medicare withholding taxes and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Cohen's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), RAI shall make an additional Gross-Up Payment to Cohen in respect of such excess (plus any interest, penalties or additions payable by Cohen with respect to such excess) at the time that the amount of such excess is finally determined.

     (d) For the purposes of this Section, "Excise Tax" shall mean any excise tax imposed under Section 4999 of the Code or a similar provision that may later be enacted.

     14. Joinder by RAI. RAI joins this Agreement for the purpose of confirming its undertakings hereunder and for guaranteeing performance by the Company. Accordingly, RAI does hereby unconditionally and unequivocally guarantee to Executive that Company will perform its obligations hereunder and make all payments hereunder. If Company should default or its payment or non-payment obligations, RAI will pay any amounts due to Executive hereunder not paid by Company and, to the extent a non-payment default can be performed by RAI, will perform the non-payment obligations of Company.

     15. Severability.

     In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect such validity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision(s) had never been contained herein, provided that such invalid, illegal or unenforceable provision(s) shall first be curtailed, limited or eliminated only to the extent necessary to remove such invalidity, illegality or unenforceability with respect to the applicable law as it shall then be applied.

     16. Modification Agreement.

     This Agreement shall not be modified by any oral agreement, either expressed or implied, and all modifications thereof shall be in writing and signed by the parties hereto.

     17. Waiver.

     The waiver of any right under this Agreement by any of the parties hereto shall not be construed as a waiver of the same right at a future time or as a waiver of any other rights under this Agreement.

     18. Governing Law.

     This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving affect to the principles of conflicts of laws.

     19. Notices.

     Any notice to be given pursuant to this Agreement shall be sufficient if in writing and mailed by certified or registered mail, postage-prepaid, to the addresses listed below:

     If to Company:

     Fidelity Mortgage Funding, Inc.
     1521 Locust Street, 10th Floor
     Philadelphia, PA  19102


     If to Executive:

     Daniel G. Cohen
     1521 Locust Street
     Philadelphia, PA  19103

     IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Agreement as of the date first written above.

                              FIDELITY MORTGAGE FUNDING, INC.


                              By: /s/ Carlos C. Campbell
                                  ---------------------------
                                  Carlos Campbell, Chairman,
                                  Comp. Committee

                                  /s/ Daniel G. Cohen
                                  ----------------------------
                                  DANIEL G. COHEN


                                  RESOURCE AMERICA, INC.



                              By: /s/ Carlos C. Campbell
                                  ----------------------------
                                  Carlos Campbell, Chairman,
                                  Comp. Committee